Exhibit 16.1

June 19, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated June 19, 2012 of TriCo Bancshares, and have the following comments:

1.	We agree with the statements made in Item 4.01(a) in the Form 8-K dated June 19, 2012.

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b) in the Form 8-K dated June 19, 2012.

Respectfully,

/s/ Moss Adams LLP